Exhibit 99.1
Joint News Release
Berkshire Hills and Legacy Shareholders Approve Merger
Pittsfield, MA — June 20, 2011. Berkshire Hills Bancorp, Inc. (NASDAQ:BHLB), and Legacy Bancorp, Inc. (NASDAQ:LEGC) today held shareholder meetings and each company won shareholder approval of the plan for Berkshire to acquire Legacy and its subsidiary, Legacy Banks. The definitive merger agreement was entered into by the companies on December 21, 2010.
The merger of Legacy into Berkshire will create a combined institution with approximately $4 billion in assets. This in-market merger will create efficiencies and market share benefits for the combined banks, which will have more than 60 offices serving Berkshire County, the Pioneer Valley, New York, and Southern Vermont.
Under the terms of the merger agreement, each outstanding share of Legacy common stock will be exchanged for 0.56385 Berkshire common shares plus $1.30 in cash. Berkshire expects to issue approximately 4.4 million shares in conjunction with this merger, bringing its total shares outstanding to approximately 21.1 million and its total market capitalization to approximately $450 million based on Berkshire’s recent stock price.
It is expected that the merger will be completed in July, 2011. Consummation of the merger is subject to approval by state and federal regulatory agencies. The merger is also conditioned on an acceptable agreement for the divestiture of approximately $160 million of Legacy deposits in Berkshire County. It is expected that this divestiture will be completed in 2011; any divestiture gains will be shared in accordance with the merger agreement. Both the Berkshire Bank Foundation and The Legacy Banks Foundation will continue to provide charitable contributions to the communities.
At the Berkshire shareholder meeting, the merger agreement was approved by 99% of the shares voting on the proposal, and these affirmative votes constituted 79% of the total shares outstanding. At the Legacy shareholder meeting, the merger agreement was approved by 99% of the shares voting on the proposal, and these affirmative votes constituted 61% of the total shares outstanding. For both companies, the approval of the merger required the affirmative vote of the majority of the outstanding shares of each company. Additionally, Berkshire shareholders approved a proposal to increase the total number of authorized common shares to 50 million from the present amount of 26 million. The affirmative votes for this proposal represented 97% of the shares voting on the proposal and 88% of the shares outstanding, and approval required the affirmative vote of the majority of shares outstanding.
Under the terms of the merger agreement, Berkshire and Legacy are coordinating their shareholder dividends. Berkshire shareholders received a $0.16 cash dividend in each of the first and second quarters of this year, and Legacy shareholders received a $0.05 cash dividend in each of those quarters. Based on the July expected merger closing date, Legacy does not anticipate paying an additional quarterly dividend. Berkshire normally declares its third quarter dividend near the end of July and the dividend is normally payable in August to shareholders of record in August.
BERKSHIRE BACKGROUND
Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank(SM). The Company has $3.2 billion in assets and 48 full service branch offices in Massachusetts, New York, and Vermont. The Company provides personal and business banking, insurance, and wealth management services. Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). The Company completed the acquisition of Rome Bancorp on April 1, 2011. For more information, visit www.berkshirebank.com or call 800-773-5601.
LEGACY BACKGROUND
Legacy Bancorp is the parent of Legacy Banks and is headquartered in Pittsfield, Massachusetts. Legacy Banks employs approximately 185 people and has nineteen offices located in Western Massachusetts and Eastern New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements, which include statements regarding when the merger is expected to be completed and when dividends will be paid, are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Berkshire and Legacy are engaged, changes in the securities market, as well as the factors set forth under the heading “Risk Factors” in the Joint Proxy Statement/Prospectus of Berkshire and Legacy dated May 6, 2011. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Berkshire and Legacy disclaim any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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Berkshire Contact:
David H. Gonci
Investor Relations Officer
413-281-1973
Legacy Contact:
Paul H. Bruce
Chief Financial Officer & SVP
413-445-3513